Exhibit 10.1

LOAN AGREEMENT

Between

FIRST FINANCIAL BANKSHARES, INC.		FROST BANK
P.O. Box 701		P.O. Box 1600
Abilene, Texas 79604	and	San Antonio, Texas 78296

As of June 30, 2013

THIS LOAN AGREEMENT (the “Agreement”) will serve to set forth the terms of the financing transaction by and between FIRST FINANCIAL BANKSHARES, INC., a Texas corporation (“Borrower”), and FROST BANK, a Texas state bank (“Lender”):

WHEREAS, Borrower is desirous of obtaining a loan from Lender in the aggregate principal amount of TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00) which shall be for the purpose of financing bank acquisitions, working capital needs and treasury stock repurchases; and

WHEREAS, Lender is desirous of making such loan to Borrower in the principal amount of TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00) for the purposes set forth above, but on the terms, conditions and covenants hereafter contained.

NOW, THEREFORE, subject to all terms, conditions and covenants hereinafter set forth and in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

1.01 Definitions. The terms defined in this Article I (except as otherwise expressly provided in this Agreement) for all purposes shall have the following meanings:

“Advance” shall mean the amounts requested by Borrower from time to time as set forth in Section 2.01 of this Agreement.

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“Average Assets” shall mean the average of the assets most recently reported by a bank to its regulatory authorities calculated in accordance with regulatory accounting principles consistently applied.

“Bank” shall mean any banks and financial institutions, whether chartered by the federal government or any state, which are subsidiaries of the Borrower.

“Business Day” shall mean a day on which Lender is open for transaction of its general banking business.

“Capital Ratio” shall mean the ratio of Equity Capital to total assets (as determined by regulatory accounting principles consistently applied) of Borrower.

“Cash Flow Coverage” shall mean the ratio of (i) the Borrower’s consolidated Net Income after dividends plus depreciation plus amortization plus loan loss provisions, to (ii) the current maturities (inclusive of accrued interest on unpaid principal) of long term debt, all as determined in accordance with GAAP.

“Closing Date” shall mean the date this Agreement is executed by all parties hereto which shall be the day and year first written above unless otherwise indicated. The closing shall take place at such place as the parties shall mutually agree.

“Collateral” shall have the meaning ascribed to it in Section 2.03.

“Equity Capital” shall mean the sum of (i) preferred stock, (ii) common stock (iii) capital surplus, (iv) retained earnings, (v) accumulated other comprehensive income, all as determined by regulatory accounting principles consistently applied.

“Event of Default” means any event specified in Section 6.01 of this Agreement, provided that any requirement in connection with such event for the giving of notice or lapse of time or any other condition has been satisfied.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Highest Lawful Rate” shall mean the maximum rate of nonusurious interest allowed from time to time by Law. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Loan. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Loan, the “weekly ceiling” specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

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“Laws” shall mean all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, or any Tribunal.

“Loan” shall mean the extension of credit to Borrower pursuant to Section 2.01 of this Agreement.

“Loan Documents” shall mean this Agreement, the Note, the Security Instruments, and all instruments or documents executed and delivered pursuant to or in connection with this Agreement and any future amendments hereto or thereto, and all renewals and extensions thereof.

“Loan Loss Reserve Ratio” shall mean the ratio of reserves for loan losses to total loans, determined in accordance with regulatory accounting principles.

“Net Income” shall mean that amount of income remaining after deducting expenses (including provision for loan and lease losses) and payments of all taxes incurred on said income and after deducting securities transactions, all as calculated in accordance with GAAP.

“Non-Performing Assets” means loans on nonaccrual, loans on which the interest rate has been reduced other than to reflect the then prevailing market interest rates, loans which have been past due for ninety (90) days or more (specifically excluding all performing bankruptcy mortgages) and Other Real Estate.

“Note” shall mean the promissory note evidencing the Loan executed pursuant to Section 2.02 of this Agreement and any promissory note issued in substitution therefore or in renewal or extension or rearrangement thereof.

“Obligations” shall mean the outstanding principal amounts of the Note and interest accrued thereon, and any and all other indebtedness, liabilities and obligations whatsoever of Borrower to Lender under the Note and/or the Security Instruments and all renewals, modifications and extensions thereof, plus interest accruing on any of the foregoing and all attorney fees and costs incurred in the enforcement of any of the foregoing.

“Other Real Estate” shall mean the real property owned by Borrower as a result of foreclosure, deeds in lieu of foreclosure, or judicial process, or received as partial payment of a note, specifically excluding real estate occupied by Borrower in the conduct of its ordinary course of business.

“Person” shall mean any individual, firm, corporation, association, partnership, joint venture, trust or other entity, or Tribunal.

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“Return on Assets” shall mean the ratio of Borrower’s Net Income to the Average Assets.

“Return on Equity” shall mean the ratio of Borrower’s Net Income to the Equity Capital.

“Revolving Credit Period” shall have the meaning ascribed to same in Section 2.02 hereof.

“Security Instruments” shall mean any documents securing the Obligations. On the Closing Date the Loan is unsecured.

“Subsidiary” means any corporation or bank of which more than fifty (50%) of the issued and outstanding securities having ordinary voting power for the election of a majority of directors is owned or controlled, directly or indirectly, by Borrower; by Borrower with one or more Subsidiaries; or by just one or more Subsidiaries.

“Tangible Net Worth” means, at any particular time, all amounts which, in conformity with GAAP, would be included as stockholders’ equity on a balance sheet; provided, however, there is excluded therefrom: (i) any amount at which shares of capital stock of such entity (treasury shares) appears as an asset on the balance sheet, (ii) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (iii) patents, trademarks, trade names, and copyrights, and (iv) all other assets which are properly classified as intangible assets.

“Taxes” shall mean all taxes, assessments, fees, or other charges from time to time or at any time imposed by any Laws or by any Tribunal.

“Texas Ratio” means the ratio of Borrower’s Non-Performing Assets to Equity Capital plus reserves for loan losses.

“Tribunal” shall mean any state, commonwealth, federal, foreign, territorial, regulatory, or other court or governmental department, commission, board, bureau, agency or instrumentality.

1.02 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

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ARTICLE II

Loan, Security and Conditions Precedent

2.01 The Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make a revolving line of credit available to Borrower in the principal amount of TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00) which shall be for the purpose of financing bank acquisitions, working capital needs and treasury stock repurchases.

2.02 The Note. The obligation of Borrower to pay the Loan shall be evidenced by a promissory note (the “Note”) executed by Borrower and payable to the order of Lender, in the principal amount of $25,000,000.00 bearing interest at the variable rate set forth in the Note. The Borrower shall pay principal and interest in accordance with the terms of the Note, with the maturity date being as set forth in the Note. From Closing Date and continuing at all times through June 30, 2015 (the “Revolving Credit Period”) the Loan evidenced by the Note shall be a revolving credit facility which will allow the Borrower to request such amounts as Borrower may elect from time to time (each such amount being herein called an “Advance”) so long as the aggregate amount of Advances outstanding at any time under the Note does not exceed Twenty Five Million and No/100 Dollars ($25,000,000.00) provided however, the minimum Advance must be at least $500,000.00. The Borrower shall have the right to borrow, repay, and borrow again during the Revolving Credit Period. The outstanding principal balance of the Note on July 1, 2015 shall convert to a term facility and shall be payable quarterly in accordance with the terms of the Note, with all unpaid principal plus all accrued and unpaid interest being due and payable on June 30, 2020.

2.03 Security for the Loan. Any and all property which may hereafter be delivered to secure the Obligations shall be referred to herein as “Collateral”. As of the Closing Date the Loan is unsecured and there is no Collateral.

2.04 Conditions Precedent to Closing. The obligation of Lender to make the Loan shall be subject to the conditions precedent that Lender shall have received on or before the day of the making of the Loan, the following documents, in form and substance satisfactory to Lender:

(a) Note. The Note executed by Borrower.

(b) Resolutions. Corporate resolutions of the Board of Directors or the Executive Committee of Borrower, certified by the Secretary of such corporation, which resolutions authorize the execution, delivery and performance by the corporation of this Agreement and the other Loan Documents. Included in said resolutions or by separate document, the Lender shall receive a certificate of incumbency certified by the Secretary of corporation certifying the names of each officer authorized to execute this Agreement and the other Loan Documents, together with specimen signatures of such officers.

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(c) Articles of Incorporation. Copies of the Articles of Incorporation of Borrower certified to be true and correct by the Secretary of Borrower.

(d) Bylaws. The Bylaws of Borrower certified to be true and correct by the Secretary of Borrower.

(e) Government Certificates. Certificates of Good Standing and Existence issued by the appropriate government entities for the Borrower; and a copy of the Letter of Approval from the Board of Governors of the Federal Reserve Bank approving Borrower’s application as a bank holding company (or such other documentation acceptable to Lender to evidence the Borrower’s status as a bank holding company).

(f) Opinion of Borrower’s Counsel. Lender shall have received from Borrower’s counsel an opinion satisfactory in form and substance to Lender and its counsel.

(g) Financial Statements. Borrower and its Subsidiaries shall have each delivered to Lender such financial statements as shall have been requested by Lender, in form and substance satisfactory to Lender in its sole discretion.

(h) Fees. Borrower shall pay a $2,500.00 loan origination fee to Lender plus all fees incurred by Lender in connection with the Loan, including without limitation, the Lender’s attorney’s fees.

(i) Additional Papers. Borrower shall have delivered to Lender such other documents, records, instruments, papers, opinions, and reports, as shall have been requested by Lender, to evidence the status or organization or authority of Borrower or to evidence or secure payment of the Obligations, all in form satisfactory to Lender and its counsel.

ARTICLE III

Representations and Warranties

To induce Lender to enter into this Agreement and upon which Lender has relied in entering into this Agreement and consummating the transactions herein described, Borrower represents and warrants to Lender that:

3.01 Organization of Borrower. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas; Borrower is duly authorized, qualified under all applicable Laws to conduct its businesses; and Borrower has full power, capacity, authority and legal right to conduct the businesses in which it does now, and propose to, engage; and Borrower has full power, capacity, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement, and the other Loan Documents, to which it is a party, all of which have been duly authorized and approved by all necessary corporate action.

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3.02 Litigation. No action, suit or proceeding against or affecting Borrower or any Subsidiary is known to be pending, or to the knowledge of Borrower threatened, in any court or before any governmental agency or department, which, if adversely determined, could result in a final judgment or liability of a material amount not fully covered by insurance, or which may result in any material adverse change in the business, or in the condition, financial or otherwise, of Borrower. There are no outstanding judgments against Borrower or any Subsidiary.

3.03 Compliance With Other Instruments. To the knowledge of Borrower, (i) there is no default in the performance of any material obligation, covenant, or condition contained in any agreement to which Borrower is a party which has not been waived, (ii) neither Borrower nor any Subsidiary is in material default with respect to any Law of any Tribunal, and (iii) the execution, delivery and performance of the terms of this Agreement, the Note and the other Loan Documents by Borrower will not violate the provisions of any Law applicable to Borrower. Borrower’s By-laws or Articles of Incorporation, or any order or regulation of any governmental authority to which the Borrower is subject will not conflict with or result in a material breach of any of the terms of any agreement or instrument to which Borrower is a party or by which Borrower is bound, or constitute a default thereunder, or result in the creation of a lien, charge, or encumbrance of any nature upon any of Borrower’s properties or assets.

3.04 No Default. No Event of Default specified in Article VI has occurred and is continuing.

3.05 Corporate Authorization. Borrower’s Board of Directors has duly authorized the execution and delivery of this Agreement and the other Loan Documents to which it is a party and the performance of their respective terms and no consent of the stockholders of Borrower or any other Person is a prerequisite thereto or if a prerequisite thereto, the same has been duly obtained. This Agreement and all other Loan Documents are valid, binding, and enforceable obligations of Borrower in accordance with their respective terms.

3.06 Disclosure. Neither this Agreement nor any other document, certificate, Loan Document or statement furnished to Lender by or on behalf of Borrower in connection herewith is known to contain any untrue statement of a material fact or, to the knowledge of Borrower, omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

3.07 Federal Reserve Board Regulations. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T, U, or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any

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margin stock except as otherwise disclosed in writing to Lender. Neither Borrower nor any agent acting on its behalf has taken or will take any action which might cause Borrower’s execution of this Agreement to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended.

3.08 Stock and Stock Agreements. Neither Borrower nor any Subsidiary has any class of stock authorized other than common stock. Further, Borrower has furnished to Lender copies of all buy-sell agreements, stock redemption agreements, voting trust agreements and all other agreements and contracts involving the stock of Borrower and/or each of its Subsidiaries to which Borrower or any Subsidiary is a party and there are not now any agreements or terms of any agreements to which Borrower or any Subsidiary is a party which alter, impair, affect or abrogate the rights of Lender or the Obligations of Borrower under this Agreement or any other Loan Document. Borrower has disclosed to Lender that it has adopted a Stock Repurchase Plan for up to 750,000 shares of its common stock and that it anticipates that there will be other stock agreements or trust preferred agreements with new mergers and acquisitions, copies of which the Borrower shall deliver to Lender within a reasonable time following the acquisition.

3.09 Financial Statements. The consolidated financial statements of Borrower, dated as of December 31, 2012, and furnished to Lender, were prepared in accordance with regulatory accounting principles or GAAP, as indicated upon such statements, and such statements fairly present, as appropriate, the consolidated financial conditions and the results of operations of Borrower as of, and for the portion of the fiscal year ending on, the date or dates thereof. There were no material adverse events or liabilities, direct or indirect, fixed or contingent, of Borrower as of the date or dates of such financial statements and known to Borrower, which are not reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, the Loan Documents and transactions heretofore disclosed in writing to Lender, there have been no material adverse changes in the respective financial conditions of Borrower and/or its Subsidiaries from those shown in such financial statements between such date or dates and the date hereof.

3.10 Taxes. All federal, state, foreign, and other Tax returns of Borrower and each Subsidiary required to be filed have been filed, and all federal, state, foreign, and other Taxes shown thereon as owing have been paid. Borrower does not know of any pending audit or investigation of Borrower and/or any Subsidiary with any taxing authority.

3.11 Title to Assets. Borrower owns all of its assets, including the stock of each Subsidiary, free of any lien or claim or any right or option on the part of any third person to purchase or otherwise acquire such assets or any part thereof. Borrower shall not grant any lien or claim on its assets to a third party without the prior written consent of Lender.

3.12 Use of Loan Proceeds. All loan proceeds or funds furnished by Lender to Borrower pursuant to this Agreement shall be used solely for the purpose specified in Article II of this Agreement.

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ARTICLE IV

Affirmative Covenants

While any part of the Obligations remains unpaid and unless otherwise waived in writing by Lender:

4.01 Accounts, Reports and Other Information. Borrower shall maintain, and cause each Subsidiary to maintain, a standard system of accounting in accordance with regulatory accounting principles or GAAP, as applicable, and Borrower shall furnish to Lender the following:

(a) Quarterly Information. As soon as available, but no more than forty-five (45) days after the end of each quarter of Borrower’s fiscal year, (i) a copy of its Form 10Q; (ii) a copy of the Federal Reserve Board Form Y-9C and Y-9LP; (iii) an officer’s certificate setting forth the information required to establish whether Borrower and its Subsidiaries were in compliance with the financial covenants and ratios set forth in Articles IV and V hereof during the period covered and that signer or signers have reviewed the relevant terms in this Agreement and have made, or caused to be made under their supervision, a review of the transactions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the officer’s certificate and that such review has not disclosed any Event of Default, or material violation or breach in the due observance of any covenant, agreement or provision of this Agreement; (iv) such other information as Lender shall reasonably request.

(b) Annual Information. As soon as available, but no more than one hundred twenty (120) days after the end of each fiscal year of Borrower: (i) a copy of the Borrower’s Form 10K; (ii) an opinion by an independent certified public accountant selected by Borrower, which opinion shall state that said consolidated financial statements have been prepared in accordance with GAAP and that such accountant’s audit of such financial statements has been made in accordance with generally accepted auditing standards and that said financial statements present fairly the consolidated financial condition of Borrower and the results of its operations; (iii) a copy of the Federal Reserve Board Form Y-6 Annual Report of Borrower, as filed with the Board of Governors of the Federal Reserve System; and (iv) such other information as Lender may reasonably request.

(c) Other Reports and Information. As soon as available, copies of all other financial and other statements, reports, correspondence, notices and information of Borrower and each Subsidiary as may be requested, in form and substance reasonably satisfactory to Lender. The Borrower shall add Lender to its shareholder mailing list which will allow it to receive copies of correspondence with its shareholders.

4.02 Existence. Borrower and its Subsidiaries shall maintain their respective existence as a corporation and all of its privileges, franchises, agreements, qualifications and rights that are necessary or desirable in the ordinary course of business; and Borrower shall cause each of its Subsidiaries to maintain and preserve their respective good standing with all Tribunals.

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4.03 Observance of Terms. Borrower shall: (i) pay the principal and interest on the Note in accordance with its terms; and (ii) observe, perform, and comply with every covenant, term and condition herein expressed or implied on the part of Borrower to be observed, performed or complied with.

4.04 Compliance With Applicable Laws. Borrower and each Subsidiary shall in all material respects comply with the requirements of all applicable Laws of any Tribunal.

4.05 Inspection. Upon prior reasonable notice and at the convenience of the Borrower, the Borrower and each Subsidiary shall permit an officer in the Correspondent Banking Department of Lender to visit, review and/or inspect any of its properties and assets at any reasonable time and to examine all books of account, records, reports, examinations and other papers (subject to applicable confidentiality requirements), to make copies therefrom at the expense of Borrower, and to discuss the affairs, finances and accounts of Borrower and each Subsidiary with their respective employees and officers at all such reasonable times and as often as may be reasonably requested.

4.06 Change. Borrower shall promptly notify Lender of: (i) all litigation affecting Borrower or any Subsidiary which is not (in the reasonable judgment of Borrower) adequately covered by insurance and which could have a material adverse effect on the financial condition or operations of the Borrower; (ii) any other matter which could have a material adverse effect on the financial condition or operations of Borrower or any Subsidiary.

4.07 Payment of Taxes. Borrower and its Subsidiaries shall pay all lawful Taxes imposed upon them or upon their income or profits or upon any of their property before the same shall be delinquent; provided, however, that neither Borrower nor any Subsidiary shall be required to pay and discharge any such Taxes: (i) so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and such liable party shall set aside on its books adequate reserves with respect thereto and shall pay any such Taxes before any of its property shall be sold to satisfy any lien which has attached as a security therefor; and (ii) if Lender has been notified of such proceedings.

4.08 Insurance. Borrower and each Subsidiary shall keep all property of a character usually insured by Persons engaged in the same or similar businesses, adequately insured by financially sound and reputable insurers, and shall furnish Lender evidence of such insurance immediately upon request in form satisfactory to Lender.

4.09 Compliance With ERISA. Borrower and each Subsidiary shall comply, if applicable, in all material respects, with the provisions of the Employee Retirement Income Security Act of 1974, as amended, and furnish to Lender, upon Lender’s request, such information concerning any plan of Borrower or Bank subject to said Act as may be reasonably requested. Borrower and

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each Subsidiary shall notify Lender immediately of any fact or action arising in connection with any plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee or administrator for such plan.

4.10 Financial Condition. Subject to the provisions of Article V, Borrower shall cause each of its Subsidiaries to maintain the ratios of loans to deposits, loan loss reserves and liquidity at percentages acceptable to all Tribunals having jurisdiction over such Subsidiaries.

4.11 Maintenance of Priority of Liens. If in the future Collateral exist for the Loan, the Borrower and each Subsidiary shall each perform such acts and shall duly authorize, execute, acknowledge, deliver, file, and record such additional assignments, security agreements, and other agreements, documents, instruments, and certificates as Lender may deem reasonably necessary or appropriate in order to perfect and maintain any and all security interests created in favor of Lender in the Security Instruments.

4.12 FDIC Insurance. Borrower shall cause each Subsidiary to maintain federal deposit insurance and to be a member of the Federal Deposit Insurance Corporation.

4.13 Notices. Borrower shall promptly notify, and shall cause each Subsidiary to promptly notify, Lender of (i) the occurrence of an Event of Default, or of any event that with notice or lapse of time or both would be an Event of Default, (ii) the commencement of any action, suit, or proceeding against Borrower or any Subsidiary that might in the reasonable judgment of Borrower have a material adverse effect on the business, financial condition, or operations of Borrower or any Subsidiary, and (iii) any other matter that might in the reasonable judgment of Borrower have a material adverse effect on the business, financial condition, or operations of Borrower or any Subsidiary.

ARTICLE V

Negative Covenants

While any part of the Obligations remains unpaid and unless waived in writing by Lender:

5.01 Capital Ratio. The Borrower shall not permit its Capital Ratio to be less than eight and one-half percent (8.50%), calculated at the end of each fiscal quarter.

5.02 Return on Equity. The Borrower shall not permit its Return on Equity to be less than eight percent (8.0%), calculated at the end of each fiscal quarter.

5.03 Return on Assets. The Borrower shall not permit its Return on Assets to be less than one percent (1.0%), calculated at the end of each fiscal quarter based on year-to-date information.

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5.04 Loan Loss Reserve Ratio. Borrower shall not permit its Loan Loss Reserve Ratio to be less than one percent (1.0%), calculated at the end of each fiscal quarter.

5.05 Tangible Net Worth. The Borrower shall not permit its consolidated Tangible Net Worth to at any time be less than Three Hundred Fifty Million and no/100 Dollars ($350,000,000.00), calculated at the end of each fiscal quarter.

5.06 Cash Flow Coverage. The Borrower shall maintain at all times a Cash Flow Coverage of not less than 1.3 to 1.0, calculated on a quarterly annualized basis.

5.07 Texas Ratio. The Borrower shall not permit its Texas Ratio to at any time exceed twelve percent (12%), to be calculated at the end of each fiscal quarter.

5.08 Dividends. Borrower shall not declare or pay any dividends, make any payment on account of any class of the capital stock of Borrower now or hereafter outstanding, or make any distribution of cash or property to holders of any shares of such stock which exceeds fifty-five percent (55.0%) of its annual Net Income.

5.09 Business. Borrower and each Subsidiary shall not engage, directly or indirectly, in any business other than the businesses permitted by statute and the regulations of the appropriate governmental and regulatory agencies or Tribunals.

5.10 Disposition of Assets. The Borrower shall not pledge the stock of any Subsidiary to any other party without the prior written consent of the Lender. Neither Borrower nor any Subsidiary shall sell, lease, or otherwise dispose of any material part of their assets or investments, except in the ordinary course of business.

5.11 Limitation on Debt. Borrower shall not, nor allow any Subsidiary to, create, incur, assume, become liable in any manner in respect of, or suffer to exist, any debt for borrowed money except:

(a) debt, excluding debt created under this Agreement, not in excess of $2,000,000 (which amount shall not include any debt acquired by acquisition of another entity) at any one time outstanding;

(b) debt created under this Agreement;

(c) debt secured by a purchase money security interest; and

(d) $400,000,000 of federal funds purchased and advances from the Federal Home Loan Bank, calculated at the end of each fiscal quarter.

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5.12 Prepayment of Debt. Except for trust preferred stock or other debt acquired by acquisition of another entity, Borrower shall not, and Borrower shall not permit its Subsidiaries to prepay any of their respective material debt, other than the debt created under this Agreement, or incurred in the ordinary course of business before the same becomes due.

5.13 Acquisitions, Mergers, and Dissolutions. Borrower shall not, and Borrower shall not permit any Subsidiary to, directly or indirectly, acquire all or any substantial portion of the property, assets, or stock of, or interest in, any Person, or merge or consolidate with any Person, or dissolve or liquidate except in the ordinary course of business without notifying Lender within thirty (30) days before the closing (provided such disclosure has been made public).

5.14 Issuance of Stock. No Subsidiary shall authorize or issue shares of stock of any class, common or preferred, or any warrant, right or option pertaining to its capital stock or issue any security convertible into capital stock, except for any issued to Borrower by any Subsidiary.

ARTICLE VI

Default

6.01 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) Failure by Borrower to pay or perform any part or component of the Obligations, when due or declared due and continuation of such failure for a period of three (3) Business Days thereafter; or,

(b) Any representation or warranty made or deemed made by Borrower or any other Person in any Loan Documents, or in any certificate or financial or other statement furnished at any time to Lender by or on behalf of Borrower shall be false, misleading or erroneous in any material respect as of the date made, deemed made, or furnished and failure by Borrower to cure the same within seven (7) days after notice thereof is given by Lender to Borrower; or,

(c) Failure to observe, perform or comply with any of the covenants, terms, or agreements contained in this Agreement or any other Loan Document and failure by Borrower to cure the same within seven (7) days after notice thereof is given by Lender to Borrower; or,

(d) Failure by Borrower or any Subsidiary to pay any of its material indebtedness as the same becomes due or within any applicable grace period (other than indebtedness being actively contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles); or,

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(e) Borrower or any Subsidiary shall file a petition for bankruptcy, liquidation or any answer seeking reorganization, rearrangement, readjustment of its debts or for any other relief under any applicable bankruptcy, insolvency, or similar act or law, now or hereafter existing, or any action consenting to, approving of, or acquiescing in, any such petition or proceeding; or the appointment by consent or acquiescence of, a receiver, trustee, liquidator, or custodian for all or a substantial part of its property; or the making of an assignment for the benefit of creditors; or the inability to pay its debts as they mature; or take any corporate action to authorize any of the foregoing; or,

(f) Filing of an involuntary petition against Borrower or any Subsidiary seeking reorganization, rearrangement, readjustment or liquidation of its debts or for any other relief under any applicable bankruptcy, insolvency or other similar act or law, now or hereafter existing, or the involuntary appointment of a receiver, trustee, liquidator or custodian of all or a substantial part of its property, and such involuntary proceeding or appointment remains unvacated, undismissed or unstayed for a period of ninety (90) days; or the issuance of a writ of attachment, execution, sequestration or similar process against any part of its property and same remains unbonded, undischarged, or undismissed for a period of thirty (30) days from the date of notice; or,

(g) Final judgment for the payment of money in an amount in excess of $100,000 shall be rendered against Borrower or any Subsidiary and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed; or,

(h) An event occurs which has a material adverse affect on the financial conditions or operation of Borrower or any Subsidiary; or,

(i) A change in control of any Subsidiary (as such or similar term is used in the Financial Institutions Regulatory and Interest Rate Control Act) shall occur, or action to change such control shall be commenced, without the prior written consent of Lender (which consent may be given or withheld in Lender’s sole discretion); or,

(j) This Agreement or any other Loan Document shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or any Subsidiary or Borrower shall deny that it has any further liability or obligation under any of the Loan Documents; or,

(k) Receipt by any Subsidiary of a notice from the Federal Deposit Insurance Corporation of intent to terminate status as an insured bank; or,

(l) The filing by any Subsidiary of an application for relief pursuant to section 13(c) of 13(i) of the Federal Deposit Insurance Act, as amended, or similar relief from any Tribunal; or,

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(m) The filing by any Subsidiary an application for capital forbearance from any Tribunal; or

(n) The filing or notice from any Tribunal of regulatory enforcement action (including without limitation, a cease and desist order or memorandum of understanding) against the Borrower or any of its Subsidiaries.

6.02 Remedies Upon Default. Upon the occurrence of any Event of Default set forth in Section 6.01, at the option of Lender, the obligation of Lender to extend credit to Borrower pursuant hereto shall immediately terminate and the principal of and interest accrued on the Note if not earlier demanded, shall be immediately and automatically forthwith DEMANDED and due and payable without any notice or demand of any kind, and the same shall be due and payable immediately without any notice, presentment, acceleration, demand, protest, notice of acceleration, notice of intent to accelerate, notice of intent to demand, notice of protest or notice of any kind (except notice required by law which has not been waived herein), all of which are hereby waived. Upon the occurrence of any Event of Default, Lender may exercise all rights and remedies available to it in law or in equity, under any Loan Document or otherwise.

ARTICLE VII

Miscellaneous

7.01 Notices. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and delivered in person or mailed, postage prepaid, certified mail, return receipt requested, addressed as follows:

If intended for Borrower or its Subsidiaries, to:

FIRST FINANCIAL BANKSHARES, INC.

P. O. Box 701

Abilene, Texas 79604

Attn: F. Scott Dueser

If intended for Lender, to:

FROST BANK

P.O. Box 1600

San Antonio, Texas 78296

Attn: Jackson Julson

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or to such other person or address as either party shall designate to the other from time to time in writing forwarded in like manner. All such notices, requests, consents and demands shall be deemed to have been given or made when delivered in person, or if mailed, when deposited in the mail.

7.02 Place of Payment. All sums payable hereunder to Lender shall be paid at Lender’s banking office at P.O. Box 34746, San Antonio, Texas 78265. If any payment falls due on other than a Business Day, then such due date shall be extended to the next succeeding Business Day, and such amount shall be payable in respect to such extension.

7.03 Survival of Agreement. All covenants, agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement in the making of the Loan. All statements contained in any certificate or other instrument delivered by Borrower hereunder shall be deemed to constitute representations and warranties made by Borrower.

7.04 No Waiver. No waiver or consent by Lender with respect to any act or omission of Borrower or any Subsidiary on one occasion shall constitute a waiver or consent with respect to any other act or omission by Borrower or any Subsidiary on the same or any other occasion, and no failure on the part of Lender to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by Law.

7.05 Accounting Terms. All accounting and financial terms used herein, and the compliance with each covenant herein which relates to financial matters, shall be determined in accordance with regulatory accounting principles or GAAP.

7.06 Lender Not In Control. None of the covenants or other provisions contained in the Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs and/or management of Borrower or any Subsidiary, the power of Lender being limited to those rights generally given to Lenders; provided that, if Lender becomes the owner of any stock or other equity interest in Borrower or any Subsidiary whether through foreclosure or otherwise, Lender shall be entitled to exercise such legal rights as it may have by being an owner of such stock, or other equity interest in Borrower or any Subsidiary.

7.07 Joint Venture, Partnership, Etc. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, constitute or create a joint venture, partnership or any other association, affiliation, or entity between Borrower or any Subsidiary and Lender.

7.08 Successors and Assigns. All covenants and agreements contained in this Agreement and all other Loan Documents shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that neither Borrower nor any Subsidiary may assign its rights herein, in whole or in part.

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7.09 Expenses. Borrower agrees to reimburse Lender for its out-of-pocket expenses, including reasonable attorneys’ fees, in connection with the negotiation, preparation, administration and enforcement of this Agreement or any of the Loan Documents, making the Loan hereunder, and in connection with amendments, consents and waivers hereunder.

7.10 Governing Law. THIS AGREEMENT, THE NOTE, AND ALL OTHER LOAN DOCUMENTS SHALL BE DEEMED CONTRACTS UNDER THE LAWS OF THE STATE OF TEXAS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THAT FEDERAL LAWS MAY APPLY. THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMED IN SAN ANTONIO, BEXAR COUNTY, TEXAS.

7.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid and unenforceable provision had never comprised a part of this Agreement; and remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

7.12 Modification or Waiver. No modification or waiver of any provision of this Agreement, the Note, or any Loan Documents shall be effective unless such modification or waiver shall be in writing and executed by a duly authorized officer of Lender.

7.13 Right of Setoff. Nothing in this Agreement shall be deemed a waiver of Lender’s right of Lender’s banker’s lien or setoff.

7.14 Release. Lender will not be liable to Borrower for any claim arising from or relating to any of the Loan Documents or any transactions contemplated thereby except upon proof of Lender’s gross negligence or willful misconduct or willful breach of its agreements.

7.15 Waiver of DTPA. Neither the Borrower nor its Subsidiary is in a significantly disparate bargaining position and they have both been represented by legal counsel in this transaction. The Borrower and its Subsidiaries hereby waive the applicability of the Texas Deceptive Trade Practices Act (other than Section 17.555) to the transaction and any and all rights or remedies that may be available to the Borrower or any Subsidiary in connection with this transaction.

7.16 Counterparts, Faxes. This Agreement may be executed simultaneously in multiple counterparts, all of which together shall constitute one and the same instrument. If any Loan Document is transmitted by facsimile machine (“fax”), it shall be treated for all purposes as an

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original document. Additionally, the signature of any party on this document transmitted by way of fax shall be considered for all purposes as an original document and shall have the same binding effect as an original document.

7.17 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

7.18 Maximum Interest Rate. No provision of this Agreement or of the Note shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in the Note or otherwise in connection with this loan transaction, the provisions of this Section 7.18 shall govern and prevail and Borrower shall not be obligated to pay the excess amount of such interest or any other excess sum paid for use, forbearance, or detention of sums loaned pursuant hereto. In the event Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Note; and, if the principal of the Note has been paid in full, any remaining excess shall forthwith be paid to Borrower.

7.19 Assignment, Participation, or Pledge by Lender. Lender may from time to time, without notice to Borrower: (i) pledge or encumber or assign to any one or more Persons (including, but not limited to, one or more of Lender’s affiliates, subsidiaries, or subsidiaries of Lender’s affiliates) all of Lender’s right, title and interest in and to this Agreement and the Loan Documents; or (ii) sell, to any one or more Persons, a participation or joint venture interest in all or any part of Lender’s right, title, and interest in and to this Agreement, the Loan Documents; and Borrower hereby expressly consents to any such future transaction. Each participant or joint venturer shall be entitled to receive all information regarding the creditworthiness of Borrower, including, without limitation, all information required to be disclosed to a participant or joint venturer pursuant to any Law of any Tribunal.

7.20 Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (the “Patriot Act”) and in other statutes and all orders, rules and regulations of the United States government and its various executive department, agencies and offices related to the subject matter of the Patriot Act, including, but not limited to, Executive Order 13224 effective September 24, 2001, are hereinafter collectively referred to as the “Patriot Rules” and are incorporated into this Agreement. Borrower represents and warrants to Lender that neither it nor any of its principals, shareholders, members, partners, or affiliates, as applicable, is a person named as a Specially Designated National and Blocked Person (as defined in Presidential Executive Order 13224) and that it is not acting, directly or indirectly, for or on behalf of any such person. Borrower further represents and warrants to Lender that Borrower and its principals, shareholders, members, partners, or affiliates, as applicable, are not, directly or indirectly, engaged in, nor facilitating, the transactions contemplated by this Agreement on behalf of any person named as a Specially Designated National and Blocked Person. Borrower hereby agrees to defend,

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indemnify and hold harmless Lender from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representations and warranties

7.21 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT, UNDERSTANDING, REPRESENTATIONS AND WARRANTIES OF THE PARTIES HERETO AND SUPERSEDE ALL PRIOR AGREEMENTS, ARRANGEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES. SHOULD A CONFLICT IN ANY TERMS, CONDITIONS OR COVENANTS EXIST BETWEEN THIS AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THIS AGREEMENT SHALL BE CONTROLLING.

[Signature Page to Follow]

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IN WITNESS HEREOF, Borrower and Lender, by and through their duly authorized officers, have caused this Agreement to be executed the day and year first above written.

BORROWER:	FIRST FINANCIAL BANKSHARES, INC.

	By:	/s/ F. Scott Dueser
F. Scott Dueser, President and CEO

LENDER:	FROST BANK

	By:	/s/ Jerry L. Crutsinger
Jerry L. Crutsinger, Senior Vice President

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